Exhibit 10.1

November 22, 2013

IXYS Corporation
1590 Buckeye Drive
Milpitas, CA 95035
ATTN: Arnold Agbayani

RE: IXYS Corporation Loan No. 1000008231(the “Loan”)

Dear Arnold;

This letter is being sent at the request of your Account Manager, Helen Huang, and is to confirm that Bank of the West (“Lender”) has agreed to extend the maturity date of the Line of Credit granted to IXYS Corporation (“Borrower”) in the principal amount of TWENTY MILLION DOLLARS ($20,000,000.00) originally made under that certain Credit Agreement dated as of November 13, 2009 (as amended from time to time, the “Agreement”).

The maturity date of the Loan is hereby extended to December 31, 2013 (the “New Maturity Date”). The Agreement shall be deemed modified as of the date of this letter to reflect the New Maturity Date. All other terms and conditions of the Agreement remain in full force and effect, without waiver or modification. This extension is further conditioned upon (i) Borrower’s continued payment of interest as provided in the Agreement and (ii) any principal installments which Borrower was obligated to make prior to this extension.

Each advance request, or Borrower’s continued payments of principal or interest on the outstanding balance of the Loan, constitutes Borrower’s warranty that no event of default as defined in the Agreement and no condition, event or act which, with the giving of notice or the passage of time or both, would constitute such an event of default, shall have occurred and be continuing or shall exist.

Lender has not committed to make any further extension of the maturity date, or to renew the Line of Credit beyond the new maturity date. Any further extension or any renewal remains in the sole discretion of Lender.

If you have any questions, please contact your Account Manager, Helen Huang, at (408) 299-1637.

Very truly yours,

BANK OF THE WEST

By: /s/ Helen Huang—

Name:	Helen Huang

Title:	Vice President
BORROWER:

IXYS CORPORATION

By: /s/ Uzi Sasson
Name: Uzi Sasson
Title: President